Exhibit 12.1

AMERICREDIT CORP.

STATEMENT RE COMPUTATION OF RATIOS

(dollars in thousands)

	Years Ended June 30,										Three Months Ended September 30,
	2007		2006		2005		2004		2003		2007		2006
COMPUTATION OF EARNINGS
Income before income taxes	$532,067		$485,235		$452,399		$365,116		$34,486		$86,348		$117,648
Fixed charges	686,358		425,180		269,146		261,137		214,062		212,594		144,922

	$1,218,425		$910,415		$721,545		$626,253		$248,548		$298,942		$262,570

COMPUTATION OF FIXED CHARGES:

Fixed charges: (a)

Interest expense	$680,825		$419,360		$264,276		$251,963		$202,225		$211,261		$143,471
Implicit interest in rent	5,533		5,820		4,870		9,174		11,837		1,333		1,451

	$686,358		$425,180		$269,146		$261,137		$214,062		$212,594		$144,922

RATIO OF EARNINGS TO FIXED CHARGES	1.8	x	2.1	x	2.7	x	2.4	x	1.2	x	1.4	x	1.8	x

(a)	For purposes of such computation, the term “fixed charges” represents interest expense, including amortization of debt issuance costs, and a portion of rentals representative of an implicit interest factor for such rentals.